Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results

from Tri-Annual Meeting of Unitholders

Whippany, New Jersey, May 15, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced the results from its 2012 Tri-Annual Meeting of Unitholders held on May 14, 2012 (after such meeting was adjourned on its originally scheduled date of May 1 due to a lack of quorum).

At the meeting, the Unitholders re-elected to the Board of Supervisors, for a three-year term, all six nominees proposed by the Board:

Nominee

Harold R. Logan, Jr.

John Hoyt Stookey

Dudley C. Mecum

John D. Collins

Jane Swift

Michael J. Dunn, Jr.

At the meeting, the Unitholders also approved an advisory resolution approving executive compensation (commonly referred to as “Say-on-Pay”).

Unitholders were also asked to approve at the meeting two sets of amendments to the limited partnership agreements of the Partnership and its operating subsidiary, Suburban Propane, L.P. (the “Existing Partnership Agreements”). Although both sets of amendments received the approval of over 80% of the common units actually voted at the meeting, due to the relatively small percentage of eligible common units that were actually voted, neither set of amendments received the necessary approval of a majority of the Partnership’s outstanding common units. Therefore, neither set of amendments will be adopted by the Partnership.

Because the Partnership’s partnership agreement provides for Tri-Annual Meetings of the Unitholders (once every three years), no proposal regarding the frequency of Say-on-Pay resolutions was presented to the Unitholders at the meeting. The Partnership will, for so long as required by applicable law, include a Say-on-Pay proposal at each Tri-Annual Meeting.

A detailed report of Unitholder voting results at the Partnership’s 2012 Tri-Annual Meeting of Unitholders can be found on Suburban Propane’s website at www.suburbanpropane.com under “Investor Relations/Tri-Annual Meeting.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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